EXHIBIT I

[TRANSLATION]

ARTICLES OF INCORPORATION

OF

THE JAPAN FINANCE CORPORATION

CHAPTER 1: GENERAL PROVISIONS

Article 1: Trade Name

1.	The Japan Finance Corporation (hereinafter referred to as the “JFC”) shall be incorporated pursuant to the Japan Finance Corporation Law (Law No. 57 of 2007; hereinafter referred to as the “Law”), and shall be called “Kabushiki Kaisha Nippon Seisaku Kinyu Koko.”

2.	The trade name set forth in the preceding Paragraph shall be indicated in English as “Japan Finance Corporation.”

Article 2: Purpose

1.	The JFC shall engage in the operations provided for in Article 11 of the Law for the purpose of contributing to the sound development of Japan and the international economy and society and to the improvement of the quality of national life, by taking responsibility for (i) the financial function to provide fund procurement assistance to the general public (including the Persons Engaged in the Life/Health-Related Businesses), small and medium enterprises and those engaged in agriculture, forestry and fishery and (ii) the financial function to promote overseas development and securement of resources which are important for Japan and to maintain and improve the international competitiveness of Japanese industries, also providing the financial services which are necessary to take appropriate measures with respect to disruptions to domestic or international financial order or damages caused by large-scale natural disasters, acts of terrorism, medical epidemics, etc., and furthermore enabling financial institutions, such as banks, to provide such necessary financial services in a timely and smooth manner, while having the objective of supplementing the financial transactions implemented by ordinary financial institutions.

2.	The JFC shall, in addition to the operations provided for in the preceding Paragraph, engage in the operations prescribed in laws and regulations as those to be engaged in by the JFC.

Article 3: Location of Head Office

The JFC shall have its head office in Chiyoda-ku, Tokyo.

Article 4: Organ

In addition to the shareholder meeting and Directors, the JFC shall have the following organs:

(1)	Board of Directors’ Meeting;

(2)	Corporate Auditors;

(3)	Board of Corporate Auditors’ Meeting; and

(4)	Accounting Auditors.

Article 5: Organizational Structure

The JFC shall generally be divided into an internal organization that conducts domestic finance operations and an internal organization that conducts international finance operations (the name of which shall be the “Japan

Bank for International Cooperation”), and the internal organization that conducts domestic financial operations shall have the following units and have the chairperson (hereinafter referred to as the “General Manager”) at each unit:

(1)	The National Life Unit;

(2)	The Agriculture, Forestry and Fishery Unit; and

(3)	The Small and Medium Enterprise Unit.

Article 6: Method of Giving Public Notice

The method of giving public notices of the JFC shall be electronic public notices; provided, however, that in cases where an electronic public notice is impracticable due to unavoidable reasons, the JFC shall give its public notices in the Official Gazette.

CHAPTER 2: SHARES

Article 7: Total Number of Authorized Shares

The total number of the JFC’s authorized shares shall be 12,683,925,630,964 shares.

CHAPTER 3: SHAREHOLDER MEETING

Article 8: Convocation of Shareholder Meeting

1.	The Governor shall convene the annual shareholder meeting in June of each year, and shall convene an extraordinary shareholder meeting from time to time whenever necessary, respectively based on a resolution of the Board of Directors’ Meeting.

2.	If the Governor is unable so to act, one (1) of the other Directors shall convene the shareholder meeting in the order previously determined by the Board of Directors’ Meeting.

Article 9: Chairperson of Shareholder Meeting

1.	The Governor shall act as the chairperson of the shareholder meeting.

2.	If the Governor is unable so to act, one (1) of the other Directors shall act in his or her place in the order previously determined by the Board of Directors’ Meeting.

Article 10: Voting by Proxy

1.	A shareholder may delegate the exercise of his or her voting rights to one (1) government official.

2.	If the shareholder delegates the exercise of his or her voting rights pursuant to the provision of the preceding Paragraph, a document evidencing the power of such representation shall be submitted to the JFC in advance of each shareholder meeting.

Article 11: Minutes of Shareholder Meeting

Minutes shall be prepared with respect to the business of each shareholder meeting pursuant to the provisions of applicable laws and regulations.

CHAPTER 4: DIRECTORS AND BOARD OF DIRECTORS’ MEETING

Article 12: Number of Directors

The Company shall have not more than twenty two (22) Directors.

Article 13: Term of Office of Directors

1.	The term of office of Directors shall expire at the conclusion of the annual shareholder meeting relating to the last business year ending within two (2) years after their election.

2.	The term of office of a Director who has been elected as a result of an increase in the number of Directors or to fill a vacancy shall expire at the time when the term of office of the other Directors then in office expires.

Article 14: Representative Directors and Directors with Specific Titles

1.	The JFC shall, by a resolution of the Board of Directors’ Meeting, appoint one (1) Governor, two (2) Deputy Governors, several Senior Managing Directors and several Managing Directors from among the Directors.

2.	The Governor shall represent the JFC and shall preside over its operations pursuant to a resolution of the Board of Directors’ Meeting.

3.	Each of the Deputy Governors shall represent the JFC and assist the Governor pursuant to a resolution of the Board of Directors’ Meeting. One (1) of the Deputy Governors shall preside over the operations of the Japan Bank for International Cooperation.

4.	Each of the Senior Managing Directors shall represent the JFC and assist the Governor and the Deputy Governors in executing the operations of the JFC pursuant to a resolution of the Board of Directors’ Meeting.

5.	In addition to the preceding three (3) Paragraphs, the JFC may, by a resolution of the Board of Directors’ Meeting, appoint several Directors to represent the JFC.

6.	Each of the General Managers provided for in Article 5 hereof shall be appointed from among the Representative Directors.

7.	If the Governor is unable so to act, one (1) of the other Directors shall perform the Governor’s duties, in his or her place, in the order previously determined by the Board of Directors’ Meeting.

Article 15: Appointment, etc. of Representative Directors

1.	If the JFC appoints the Representative Directors, such as the Governor, pursuant to the provisions of the preceding Article, the JFC shall obtain the authorization of the competent Ministers after such appointment is resolved by the Board of Directors’ Meeting.

2.	In electing the Governor, the following requirements shall be satisfied:

(1)	A person who has discernment and the capability recognized as necessary in light of the purposes provided for in Article 1 of the Law and the operations provided for in Article 11 of the Law shall be appointed; and

(2)	Due consideration shall be required in order to avoid automatically appointing such persons who have held certain specific governmental positions.

Article 16: Convenor and Chairperson of the Board of Directors’ Meeting

Unless otherwise provided for in laws and regulations, the Board of Directors’ Meeting shall be convened and presided over by the Governor.

Article 17: Convocation Notice of a Board of Directors’ Meeting

1.	Convocation Notices of the Board of Directors’ Meeting shall be given to each Director and each Corporate Auditor at least three (3) days prior to the date of the meeting; provided, however, that such period of notice may be shortened in the case of an emergency.

2.	Notwithstanding the provision of the preceding Paragraph, the Board of Directors’ Meeting may be held without the procedures for convocation, if the consent of all the Directors and the Corporate Auditors is obtained.

Article 18: Method of Resolutions of the Board of Directors’ Meeting

1.	The resolutions of the Board of Directors’ Meeting shall be passed by a majority of the Directors present at the meeting where a majority of the Directors who are entitled to exercise their votes are present.

2.	Notwithstanding the provision of the preceding Paragraph, in cases where a Director submits a proposal with respect to a matter which is the purpose of the resolution of the Board of Directors’ Meeting, if all Directors (limited to those who are entitled to participate in votes with respect to such matter) manifest their intention to agree to such proposal in writing or by means of electromagnetic records, it shall be deemed that the resolution to approve such proposal at the Board of Directors’ Meeting has been made; provided, however, that this shall not apply if a Corporate Auditor states his/her objections to such proposal.

Article 19: Regulations of the Board of Directors’ Meeting

Other matters concerning the Board of Directors’ Meeting shall be governed by the Regulations of the Board of Directors’ Meeting determined by the Board of Directors’ Meeting, in addition to laws and regulations and these Articles of Incorporation.

Article 20: Contracts for Limitation of Liability with Outside Directors

The JFC may, pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, enter into contracts with Outside Directors limiting the liability for damages of Outside Directors provided for in Article 423, Paragraph 1 of the same Act; provided, however, that the limit of the liability for damages under such contracts shall be the Minimum Liability Amount provided for in Article 425, Paragraph 1 of the same Act.

CHAPTER 5: CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS’ MEETING

Article 21: Number of Corporate Auditors

The Company shall have not more than five (5) Corporate Auditors.

Article 22: Term of Office of Corporate Auditors

1.	The term of office of Corporate Auditors shall expire at the conclusion of the annual shareholder meeting relating to the last business year ending within four (4) years after their election.

2.	The term of office of a Corporate Auditor who has been elected to fill a vacancy due to the retirement of an Corporate Auditor before the expiration of his/her term of office shall expire at the time when the term of office of the retired Corporate Auditor would have expired.

Article 23: Full-time Corporate Auditor(s)

The Board of Corporate Auditors’ Meeting shall, by its resolution, elect full-time Corporate Auditor(s) from among Corporate Auditors.

Article 24: Board of Corporate Auditors’ Meeting

1.	Notice for convening a Board of Corporate Auditors’ Meeting shall be given to each Corporate Auditor at least three (3) days prior to the date of the meeting; provided, however, that such period of notice may be shortened in the case of an emergency.

2.	Notwithstanding the provisions of the preceding Paragraph, the Board of Corporate Auditors’ Meeting may be held without the procedures for convocation, if all of the Corporate Auditors consent thereto.

Article 25: Regulations of the Board of Corporate Auditors’ Meeting

Other matters concerning the Board of Corporate Auditors’ Meeting shall be governed by the Regulations of the Board of Corporate Auditors’ Meeting determined by the Board of Corporate Auditors’ Meeting, in addition to laws and regulations and these Articles of Incorporation.

Article 26: Contracts for Limitation of Liability with Outside Corporate Auditors

The JFC may, pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, enter into contracts with Outside Corporate Auditors limiting the liability for damages of Outside Corporate Auditors provided for in Article 423, Paragraph 1 of the same Act; provided, however, that the limit of the liability for damages under such contracts shall be the Minimum Liability Amount provided for in Article 425, Paragraph 1 of the same Act.

CHAPTER 6: EVALUATION COMMITTEE

Article 27: Evaluation Committee

1.	The JFC shall have the Evaluation Committee in order to evaluate the status of the operations and management of the JFC.

2.	The Evaluation Committee shall establish and make public the standards for conducting the evaluation pursuant to the provision of the preceding Paragraph.

3.	The constitution of the Evaluation Committee and matters concerning the Evaluation Committee shall be determined separately by the Board of Directors’ Meeting.

CHAPTER 7: ACCOUNTS

Article 28: Business Year

The business year of the JFC shall commence on April 1 of each year and end on March 31 of the following year.

SUPPLEMENTARY PROVISIONS

Article 1: Shares Issued Upon Incorporation of the JFC

The total number of shares issued by the JFC upon the incorporation of the JFC shall be 3,170,981,407,741 shares and the amount to be paid in per share shall be one yen (¥1).

Article 2: Contribution Upon Incorporation of the JFC

1.

Upon the incorporation of the JFC, the National Life Finance Corporation shall, pursuant to the provisions of Article 8 of the Supplementary Provisions of the Law, contribute to the JFC the properties (excluding the assets succeeded by the Government pursuant to the provisions of Article 15, Paragraph 2 of the Supplementary Provisions of the Law) equivalent to the amount obtained by adding to the amount of the contribution which has actually been contributed by the Government to the National Life Finance Corporation on the day immediately preceding the date of dissolution of the National Life Finance Corporation, the amount deemed to have been contributed by the Government pursuant to the provisions of Article 14 of the Supplementary Provisions of the Law, and the values of such properties contributed shall be ¥578,186,000,000 and 578,186,000,000 shares shall be allocated for such contribution.

2.	Upon the incorporation of the JFC, the Agriculture, Forestry and Fisheries Finance Corporation shall, pursuant to the provisions of Article 8 of the Supplementary Provisions of the Law, contribute to the JFC the properties (excluding the assets succeeded by the Government pursuant to the provisions of Article 16, Paragraph 2 of the Supplementary Provisions of the Law) equivalent to the amount of the contribution which has actually been contributed by the Government to the Agriculture, Forestry and Fisheries Finance Corporation on the day immediately preceding the date of dissolution of the Agriculture, Forestry and Fisheries Finance Corporation, and the values of such properties contributed shall be ¥316,967,000,000 and 316,967,000,000 shares shall be allocated for such contribution.

3.	Upon the incorporation of the JFC, the Japan Finance Corporation for Small and Medium Enterprise shall, pursuant to the provisions of Article 8 of the Supplementary Provisions of the Law, contribute to the JFC the properties (excluding the assets succeeded by the Government pursuant to the provisions of Article 17, Paragraph 2 of the Supplementary Provisions of the Law) equivalent to the amount of the contribution which has actually been contributed by the Government to the Japan Finance Corporation for Small and Medium Enterprise on the day immediately preceding the date of dissolution of the Japan Finance Corporation for Small and Medium Enterprise, and the values of such properties contributed shall be ¥1,270,328,407,741 and 1,270,328,407,741 shares shall be allocated for such contribution.

4.	Upon the incorporation of the JFC, the Japan Bank for International Cooperation shall, pursuant to the provisions of Article 8 of the Supplementary Provisions of the Law, contribute to the JFC the properties (excluding the assets succeeded by the Government pursuant to the provisions of Article 18, Paragraph 2 of the Supplementary Provisions of the Law) equivalent to the amount of the contribution which has actually been contributed by the Government to the Japan Bank for International Cooperation on the day immediately preceding the date of dissolution of the Japan Bank for International Cooperation (the said amount of the contribution shall be the amount of the contribution related to the International Financial Operations set forth in Article 23, Paragraph 1 of the Japan Bank for International Cooperation Law prior to the revision (Law No. 35 of 1999) by the Law Concerning Partial Amendment of the Law of the Incorporated Administrative Agency—Japan International Cooperation Agency (Law No. 100 of 2006).), and the values of such properties contributed shall be ¥1,005,500,000,000 and 1,005,500,000,000 shares shall be allocated for such contribution.

Article 3: Capital, and Capital Reserve and Special Reserve for Managerial Improvement Funds

1.	The amount of the stated capital of the JFC upon its incorporation shall be ¥2,238,404,000,000 and the amount of the stated capital for each account pertaining to the operations listed in each Item of Article 41 of the Law shall be as follows:

(1)	Account pertaining to the operations listed in Article 41, Item (1) of the Law: ¥396,686,000,000

(2)	Account pertaining to the operations listed in Article 41, Item (2) of the Law: ¥316,967,000,000

(3)	Account pertaining to the operations listed in Article 41, Item (3) of the Law: ¥494,775,000,000

(4)	Account pertaining to the operations listed in Article 41, Item (4) of the Law: ¥24,476,000,000

(5)	Account pertaining to the operations listed in Article 41, Item (6) of the Law: ¥1,005,500,000,000

2.	The amount of the capital reserve of the JFC upon its incorporation shall be ¥751,077,407,741 and the all amount of the capital reserve shall be the capital reserve for the account pertaining to the operations listed in Item (5) of Article 41 of the Law.

3.	The amount of the Special Reserve for Managerial Improvement Funds of the JFC upon its incorporation provided for in Article 6, Paragraph 2 of the Supplementary Provisions of the Law shall be ¥181,500,000,000.

Article 4: Initial Business Year

The initial business year of the JFC shall, notwithstanding the provisions of Article 28 of the Law, commence on the date of its incorporation and end on March 31, 2009.

Article 5: Incorporation Expenses

The expenses for incorporating the JFC shall not exceed ¥4,000,000.

In order to incorporate the Japan Finance Corporation, the Organizing Members have prepared these Articles of Incorporation and have affixed their respective names and seals below.

September 17, 2008